Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of February 8, 2022, by and among Tailwind Two Acquisition Corp., a Cayman Islands exempted company (the “Acquiror”), Titan Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (the “Company”). Acquiror, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

This Amendment is entered into by the Parties in accordance with Section 11.10 (Amendments) of the Agreement and Plan of Merger, dated as of October 28, 2021, by and among Acquiror, Merger Sub, and the Company (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used and not otherwise defined in this Amendment have the meanings given to such terms in the Merger Agreement.

Subject to and upon the terms and conditions set forth herein, the Merger Agreement is hereby amended effective from and after the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Section 8.08(a). Section 8.08(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each of Acquiror and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Acquiror Board shall consist of nine (9) directors (the “Acquiror Post-Closing Directors”), which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors, or such other number of Acquiror Post-Closing Directors as may be mutually agreed in writing between the Company and Acquiror with such number of directors divided as equally as practicable into three (3) classes designated Class I, II and III; (ii) the members of the Acquiror Board are the individuals determined in accordance with Section 8.08(b) provided, however, that in the event that any Person or group of Persons entitled to designate a member of the Acquiror Board pursuant to this Section 8.08 fails to provide written notice of such designation prior to the time at which the Registration Statement / Proxy Statement is declared effective, such member of the Acquiror Board shall be designated by agreement of a majority of the other Persons then designated to serve on the Acquiror Board following the Effective Time; (iii) the members of the compensation committee, audit committee and nominating committee of the Acquiror Board are the individuals determined in accordance with Section 8.08(c); and (iv) the officers of Acquiror (the “Officers”) are the individuals determined in accordance with Section 8.08(d).”

2.                  Section 8.08(b). Section 8.08(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act:

(i) the Company shall designate three (3) individuals to serve as a Class I director on the Acquiror Board, three (3) individuals to serve as a Class II director on the Acquiror Board, and two (2) individuals to serve as a Class III director on the Acquiror Board, in each case, immediately after the Effective Time (each, a “Company Designee”); provided, however, that if the Acquiror and the Company agree to set a number of Acquiror Post-Closing Directors pursuant to Section 8.08(a) that is greater or less than nine (9) directors, the number of Company Designees for purposes of this Section 8.08(b)(i) shall consist of the total number of Acquiror Post-Closing Directors minus the Sponsor Designee designated pursuant to Section 8.08(b)(ii). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Acquiror and Sponsor written notice, replace any Company Designee with any other individual.

(ii) Sponsor shall designate one (1) individual to serve as a Class III director on the Acquiror Board (the “Sponsor Designee”); provided, however, that the Sponsor shall consult with Company and Company shall have a consent right (such consent not to be unreasonably withheld, conditioned or delayed by the Company, which standard of reasonableness shall include, without limitation, that the Sponsor Designee meets the parameters set forth in Schedule 8.08(b)) with respect to the designation of the Sponsor Designee. Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Sponsor may, by giving Acquiror and the Company written notice, replace any Sponsor Designee with any other individual (subject to the consent right of Company as set forth in the preceding sentence).”

3.                  Amended Agreement. Each reference to “this Agreement,” “herein,” “hereto,” “hereof” and words of similar import set forth in the Merger Agreement and each reference to the Merger Agreement in any other agreement, document or other instrument shall, in each case, refer to the Merger Agreement as modified by this Amendment. Except as specifically set forth in this Amendment, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed.

4.                  Conflict. The Parties agree and acknowledge that to the extent any terms, conditions or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Merger Agreement, this Amendment shall govern and control.

5.                  General Provisions; Incorporation by Reference. Article XI (Miscellaneous) of the Merger Agreement is hereby incorporated by reference into this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

TAILWIND TWO ACQUISITION CORP.

By:	/s/ Chris Hollod
Name:	Chris Hollod
Title:	Co-Chief Executive Officer

Signature Page – Amendment to Merger Agreement

TITAN MERGER SUB, INC.

By:	/s/ Philip Krim
Name:	Philip Krim
Title:	President

Signature Page – Amendment to Merger Agreement

TERRAN ORBITAL CORPORATION

By:	/s/ Marc Bell
Name:	Marc Bell
Title:	President

Signature Page – Amendment to Merger Agreement